As filed with the Securities and Exchange Commission on July 22, 2024

Registration No. 333-279737

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1/A

(Amendment No. 3)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Holdco Nuvo Group D.G Ltd.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

94 Yigal Alon St.

Tel Aviv, Israel 6789155

1-800-554-9041

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nuvo Group USA, Inc.
c/o Robert Powell

300 Witherspoon Street, Suite 201

Princeton, NJ 08542

1-800-554-9041

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Grossman, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, FL 33131 (305) 579-0500	Yoav Sade Ran Camchy Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Telephone: (+972) (3) 610-3100 Fax: (+972) (3) 610-3111	Charles Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-279737) of Holdco Nuvo Group D.G Ltd. (the “Amendment”) is being filed solely for the purpose of filing Exhibit 5.1 to the Registration Statement. Accordingly, this Amendment consists of the facing page, this explanatory note, Part II of the Registration Statement (including the signature page and the exhibits index) and the filed exhibit only. The prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Amended Articles include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

●	certain other events, occurrences and matters under the Israeli Economic Competition Law, 5758-1988, as amended from time to time and any regulations promulgated thereunder.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding;

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law; and

●	certain other events, occurrences and matters under the Israeli Economic Competition Law, 5758-1988, as amended from time to time and any regulations promulgated thereunder.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

The Amended Articles will allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We will enter into indemnification agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements will be limited to an amount equal to the higher of (i) $100 million, (ii) 25% of our total shareholders’ equity as reflected in our most recent financial statements prior to the date on which the indemnity payment is made and (iii) 10% of our total market cap calculated based on the average closing price of Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount will be limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements will be in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Bridge Financing

Since November 2023 Nuvo has been engaged in a bridge financing (the “Bridge Financing”), which involves the issuance of secured convertible bridge notes (individually, a “Bridge Financing Note”; collectively, the “Bridge Financing Notes”) to investors (“Bridge Financing Holders”).

The Bridge Financing Notes carry a 15% annual interest rate and upon conversion on the applicable Maturity Date (as defined in the Bridge Financing Notes, as amended), (i) Nuvo will pay the Holders all accrued interest on the Bridge Financing Notes up to the date of payment or conversion, and (ii) the Holders in their sole discretion, may choose to either (a) receive the principal amount of the Bridge Financing Note in cash; or (b) convert the principal amount of the investment into Nuvo Shares at a price per share of $7.3087 (which reflects the application of the equity exchange ratio of 96.139%).

In consideration for the services to be rendered under certain advisory services agreements between the Bridge Financing Holders and Nuvo, Nuvo issued a warrant to each Bridge Financing Holder, whereby the Bridge Financing Holder is given the right to purchase such number of Nuvo Shares (or, post-Closing, Ordinary Shares after applying the equity exchange ratio of 96.139%) equal to (2x) the principal amount of the Holder’s Bridge Financing Note divided by the same price per share noted above (i.e., $7.3087), at an exercise price of NIS 0.01.

As of the date hereof, approximately $12.5 million in principal amount of Bridge Financing Notes has been received by Nuvo, and the offering of the Bridge Financing Notes remains ongoing.

Each Bridge Financing Note is secured by all of Nuvo’s intellectual property, and Nuvo has filed collateral assignments/financing statements with the United States Patent & Trademark Office and with Nuvo’s Registrar in Israel. Gaingels 10x Capital Diversity Fund I, LP, a Bridge Financing Holder and an affiliate of a member of the Sponsor serves as collateral agent with respect to the collateral securing the Bridge Financing Notes. Upon the occurrence of any event of default described therein, the outstanding balance under the Bridge Financing Notes shall become immediately due and payable upon election of the Bridge Financing Holder and following a written demand notice sent to Nuvo. In consideration for the services to be rendered under certain advisory services agreements between the Bridge Financing Holders and Nuvo, Nuvo issued a warrant to each Bridge Financing Holder, whereby the Bridge Financing Holder is given the right to purchase such number of Nuvo Shares (or, post-Closing, Ordinary Shares after applying the equity exchange ratio of 96.139%) equal to (2x) the principal amount of the Holder’s Bridge Financing Note divided by the same price per share noted above (i.e., $7.3087), at an exercise price of NIS 0.01.

The sale of the Bridge Financing Notes and the Bridge Financing warrants was made pursuant to a safe harbor and exemption from registration under the Securities Act pursuant to Rule 144(a) of the Securities Act and Regulation S of the Securities Act, respectively.

Bridge Financing Amendments

In June and July 2024, we entered into privately negotiated amendments to certain of the existing Bridge Financing Notes and the accompanying warrants, which amendments are conditioned upon, and will be effective concurrently with, the consummation of this offering.

Pursuant to amendments to the Bridge Financing Notes, Bridge Financing Note Holders representing $4.3 million principal amount of the Bridge Financing Notes elected to (i) reduce the conversion price of the Bridge Financing Notes to $2.00 (ii) convert such Bridge Financing Notes in full upon the closing of this offering, and (iii) in consideration for such conversion, certain of the applicable Bridge Financing Note Holders received an increase in the number of warrant shares held by such holder ranging from (0x) to (6.22x) of the principal amount of such holder’s Bridge Financing Notes divided by $7.3087, at an exercise price of NIS 0.01, from 2.0x of the principal amount of such holder’s Bridge Financing Note.”

The conversion of the Bridge Financing Notes pursuant to the Bridge Financing Notes Amendments, and the Nuvo ordinary shares issued upon the conversion of such Bridge Financing Notes, was made pursuant to a safe harbor and exemption from registration under the Securities Act pursuant to Rule 144(a) of the Securities Act and Regulation S of the Securities Act, respectively.

This summary is qualified in its entirety by reference to the full text of each of the form of Bridge Financing Note, the form of Bridge Financing warrant and the form of Bridge Financing Notes Amendment, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Interim Financing

Prior to, upon and following the execution of the Business Combination Agreement, dated August 17, 2023, Nuvo and Holdco entered into securities purchase agreements (the “Interim Financing Agreements”) with certain investors (the “Interim Financing Investors”) pursuant to which (i) Nuvo issued Nuvo Crossover Preferred Shares to the Interim Financing Investors, which were exchanged for an aggregate of 1,850,126 Preferred Shares in connection with the Closing, and (ii), in addition as an incentive, upon the Closing, Holdco issued an aggregate of 3,823,530 Ordinary Shares to the Interim Financing Investors, which shares are not registered under the Securities Act in connection with the Business Combination Agreement, and which provided Nuvo with an aggregate of approximately $13,000,000 of gross proceeds as a result of the Interim Financing.

The sale of the Nuvo Crossover Preferred Shares and the 3,823,530 Ordinary Shares was made pursuant to a safe harbor and exemption from registration under the Securities Act pursuant to Rule 144(a) of the Securities Act and Regulation S of the Securities Act, respectively.

Nuvo Convertible Loans

During 2022 and 2023, Nuvo entered into certain loan agreements (the “Nuvo Convertible Loans”) pursuant to which it borrowed from a number of lenders an aggregate principal amount of $7.9 million Nuvo Convertible Loans, of which $6.8 million in principal remains outstanding. The Nuvo Convertible Loans bear interest at a rate of 2% per month, payable at the maturity date (unless the holder elected to have any portion of the interest applied to the SAFEs as described below), and mature 12 months from the date of the applicable Nuvo Convertible Loan agreement, which maturity could be extended at Nuvo’s option by an additional 12 months. If Nuvo elected to extend the maturity date of a Nuvo Convertible Loan, the Nuvo Convertible Loan provided that the applicable lender shall receive a one-time extension fee equal to 20% of the loan principal amount, which shall be applied to the “purchase amount” of the SAFE issued to each Nuvo Convertible Loan lender (the “Extension Fee”). The Nuvo Convertible Loans could have been prepaid by Nuvo in whole or in part at any time without prepayment penalty.

As an incentive to provide the Nuvo Convertible Loans, each Nuvo Convertible Loan investor received a SAFE in connection with entry into the Nuvo Convertible Loan agreement, representing a SAFE “purchase amount” equal to 20% of such respective investor’s Nuvo Convertible Loan’s principal loan amount, which purchase amount may be increased by (i) any amount of the Nuvo Convertible Loan’s principal and/or any accrued and unpaid interest thereon at the investor’s option and (ii) the Extension Fee.

Upon the occurrence of an equity investment in Nuvo in the aggregate amount of at least $15 million, Nuvo was required repay the outstanding principal and accrued but unpaid interest on the Nuvo Convertible Loans, unless an investor had exercised its option to convert the Nuvo Convertible Loan’s principal and/or interest into the related SAFE’s purchase amount.

In August and September 2023, Nuvo obtained the necessary corporate consents for the Nuvo Loan Amendment, such that, in exchange for the Extension Fee under the original loan terms, the maturity date of each Nuvo Convertible Loan was extended to the earlier of the second anniversary of the applicable loan or the Closing. In addition, pursuant to the Nuvo Loan Amendment, each lender agreed to apply the principal amount of the Nuvo Convertible Loan, the accrued and unpaid interest thereon and the Extension Fee to the purchase amount of the related Nuvo SAFE described in section 3 below. As such, in connection with the Closing, Nuvo’s repayment obligations under the Nuvo Convertible Loans converted to an aggregate SAFE purchase amount of approximately $12.25 million, which then converted, pursuant to the terms of the Nuvo SAFEs and Nuvo SAFE Amendment, into approximately 1.89 million Nuvo Shares which were exchanged for Holdco Shares pursuant to the terms of the Business Combination Agreement.

The sale of the Nuvo SAFEs in connection with, including the conversion of, the Nuvo Convertible Loans, and the Nuvo ordinary shares issued upon the conversion of such Nuvo SAFEs was made pursuant to a safe harbor and exemption from registration under the Securities Act pursuant to Rule 144(a) of the Securities Act and Regulation S of the Securities Act, respectively.

Nuvo SAFEs

From June 2020 through April 2023, Nuvo entered into certain Simple Agreements for Future Equity (the “Nuvo SAFEs”), which were characterized as liabilities, with several existing shareholders and new investors who invested cash in Nuvo in the aggregate principal amount of $22.97 million.

The Nuvo SAFEs were divided into three types:

1.	SAFEs entered into prior to April 26, 2021 for approximately $15 million, which provided for conversion of the respective SAFE at a price per share representing the lower of (a) $200 million pre-money valuation cap; or (b) a 15% discount rate on the price per share paid by the investors at the future financing round (whichever calculation results in the issuance of the greater number of shares to the SAFE holder);

2.	SAFEs entered into on or after April 26, 2021 and before July 4, 2022 for approximately $8 million, which originally provided conversion of the respective SAFE at a price per share representing the lower of (a) a $625 million pre-money valuation cap; or (b) a 25% discount rate on the price per share paid by the investors at the future financing round (whichever calculation results in the issuance of the greater number of shares to the SAFE holder). All of these SAFEs, except SAFEs representing investment of $0.2 million, were amended to provide for a $400 million pre-money valuation cap (instead of $625 million); and

3.	SAFEs entered into on or after May 29, 2022 in connection with the entry into the Nuvo Convertible Loans (as defined and described above), which provided conversion of the respective SAFE at a price per share representing the lower of (a) a $350 million pre-money valuation cap; or (b) a 25% discount rate on the price per share paid by the investors at the future financing round (whichever calculation results in the issuance of the greater number of shares to the SAFE holder).

The Nuvo SAFEs contained certain triggering events which provide for the conversion of the Nuvo SAFEs into Nuvo ordinary shares as follows: (i) an equity financing in which Nuvo issues and sells shares for an aggregate consideration of at least $20 million or, with respect to the Nuvo SAFEs described in section 3 above, $15 million (“Equity Financing”) or (ii) either a change of control transaction or an initial public offering, whichever occurs sooner, which in each case is referred to as a “Liquidity Event.” Upon the occurrence of a Liquidity Event, the respective SAFE investor would, at its discretion, receive either a cash payment or shares of the then existing most senior series, which conversion into shares would be based on a conversion price per share based on the pre-money valuation cap of the respective Nuvo SAFE, or, in the case of the Nuvo SAFEs listed in section 3 above, the amount received by either Nuvo or its shareholders multiplied by 75%, divided by its outstanding capitalization in effect immediately prior to the Liquidity Event, calculated on an as-converted and fully diluted basis. In addition, given that a Liquidity Event, such as a change of control transaction, was not at Nuvo’s determination, such Nuvo SAFEs were characterized as liabilities.

In August and September 2023, Nuvo obtained the necessary corporate consents for the amendment of the Nuvo SAFEs (the “Nuvo SAFE Amendment”), which was intended, inter alia, (a) to equalize the economic conversion terms across the different types of the Nuvo SAFEs described above, such that: (1) the discount rate in all Nuvo SAFEs shall be 25% and (2) the pre-money valuation cap in all Nuvo SAFEs shall be $200 million; and (b) to set the conversion terms of the Nuvo SAFEs in connection with the consummation of the Business Combination (which shall not otherwise constitute a Liquidity Event pursuant to the terms of the Nuvo SAFE Amendment), such that, upon the consummation of the Business Combination, the Nuvo SAFEs automatically converted into Nuvo Shares based on a price per share representing the lower of (1) a $150 million pre-money valuation cap, or (2) a 25% discount on the price per share imputed to the Nuvo Shares pursuant to the Business Combination Agreement (whichever results in the issuance to the Nuvo SAFE holder of a greater number of Nuvo Shares). Accordingly, at the Closing, Nuvo issued approximately 3.56 million Nuvo Shares in satisfaction and discharge of its obligations under the Nuvo SAFEs, in accordance with the provisions of the Nuvo SAFE Amendment, which were exchanged for Holdco Ordinary Shares in connection with the Closing. The conversion of the Nuvo Convertible Loans (discussed above) and Nuvo SAFEs into Holdco Ordinary Shares in connection with the Closing resulted in the issuance of 5.24 million Holdco Ordinary Shares.

The sale of the Nuvo SAFEs, and the Nuvo ordinary shares issued upon the conversion of such Nuvo SAFEs, was made pursuant to a safe harbor and exemption from registration under the Securities Act pursuant to Rule 144(a) of the Securities Act and Regulation S of the Securities Act, respectively.

Item 8. Exhibits

Exhibit No.	Description
1.1*	Form of Placement Agency Agreement
2.1*†	Business Combination Agreement, dated as of August 17, 2023, by and among Nuvo, Holdco, Assetco, LAMF and Merger Sub (incorporated by reference to Exhibit 2.1 to Holdco’s Registration Statement on Form F-4 (File No. 333-274803) filed on September 29, 2023).
3.1*	Amended and Restated Articles of Association of Holdco (incorporated by reference to Exhibit 1.1 to Holdco’s 20-F filed on May 8, 2024).
4.1*	Specimen Warrant Certificate of LAMF (incorporated by reference to Exhibit 4.3 to LAMF’s Registration Statement on Form S-1 (File No. 333-259998) filed on October 28, 2021).
4.2*	Warrant Agreement, dated as of November 10, 2021, by and between LAMF and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to LAMF’s Current Report on Form 8-K filed on November 16, 2021).
4.3*	Warrant Assignment, Assumption and Amendment Agreement, dated as of May 30, 2024, by and among LAMF, Holdco, and Continental Stock & Trust Company, as warrant agent (incorporated by reference to Exhibit 2.3 to Holdco’s 20-F filed on May 8, 2024).
4.4*	Specimen Warrant Certificate of Holdco (incorporated by reference to Exhibit 4.6 to Holdco’s Registration Statement on Form F-4/A (File No. 333-274803) filed on February 9, 2024).
4.5*	Form of Pre-Funded Warrant
4.6*	Form of Series A Warrant
4.7*	Form of Series B Warrant
4.8*	Form of Warrant Agency Agreement
4.9*	Form of Bridge Financing Note Amendment
5.1**	Opinion of Meitar Law Offices
5.2*	Opinion of Greenberg Traurig, LLP
10.1*†	Shareholder Support Agreement, dated as of August 17, 2023, by and among LAMF, the Nuvo Shareholders, Nuvo and Holdco (incorporated by reference to Exhibit 10.1 to Holdco’s Registration Statement on Form F-4 (File No. 333-274803) filed on September 29, 2023).
10.2*	Sponsor Support Agreement, dated as of August 17, 2023, by and among LAMF, Nuvo, Holdco, Sponsor and the directors and executive officers of LAMF (incorporated by reference to Exhibit 10.2 to Holdco’s Registration Statement on Form F-4 (File No. 333-274803) filed on September 29, 2023).
10.3*†	Registration Rights Agreement, dated as of May 1, 2024, by and among Holdco, Nuvo, LAMF, Sponsor, certain executive officers and directors of LAMF, LAMF SPAC I LLC, Nweis Investments LLC, Atoe LLC, 10X LAMF SPAC SPV LLC, Cohen Sponsor LLC – A16 RS and ASCJ Global LLC – Series 16 and certain shareholders of Holdco and the executive officers and directors of Nuvo (incorporated by reference to Exhibit 4.4 to Holdco’s 20-F filed on May 8, 2024).
10.4#*	Holdco 2024 Share Incentive Plan (incorporated by reference to Exhibit 4.13 to Holdco’s 20-F filed on May 8, 2024).
10.5*	Form of Interim Financing Agreement (incorporated by reference to Exhibit 10.15 to Holdco’s Registration Statement on Form F-4 (File No. 333-274803) filed on September 29, 2023).
10.6+*	Master Purchase Agreement, by and between Nuvo Group USA, Inc. and Philips Electronics Nederland B.V. dated August 21, 2023 (incorporated by reference to Exhibit 10.16 to Holdco’s Registration Statement on Form F-4 (File No. 333-274803) filed on September 29, 2023).
10.7*	Form of Holdco Compensation Policy for Executive Officers and Directors (incorporated by reference to Exhibit 10.17 to Holdco’s Registration Statement on Form F-4/A (File No. 333-274803) filed on February 28, 2024).
10.8*	Form of Holdco Indemnity Agreement (incorporated by reference to Exhibit 10.18 to Holdco’s Registration Statement on Form F-4/A (File No. 333-274803) filed on February 28, 2024).

10.9*	Form of Bridge Financing Convertible Note (incorporated by reference to Exhibit 10.19 to Holdco’s Registration Statement on Form F-4/A (File No. 333-274803) filed on January 16, 2024).
10.10*	Form of Bridge Financing Warrant (incorporated by reference to Exhibit 10.20 to Holdco’s Registration Statement on Form F-4/A (File No. 333-274803) filed on January 16, 2024).
10.11*	Bridge Financing Notes Amendment (incorporated by reference to Exhibit 4.12 to Holdco’s 20-F filed on May 8, 2024).
10.12#*	Holdco 2024 Employee Share Purchase Plan (incorporated by reference to Exhibit 4.13 to Holdco’s 20-F filed on May 8, 2024).
10.13*	Form of Securities Purchase Agreement
21.1*	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to Holdco’s Annual Report on Form 20-F (File No. 001-42038) filed on May 15, 2024).
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for LAMF.
23.2*	Consent of Kesselman & Kesselman, independent registered accounting firm for Holdco.
23.3*	Consent of Kesselman & Kesselman, independent registered account firm for Nuvo.
23.4**	Consent of Meitar Law Offices (included in Exhibit 5.1)
23.5*	Consent of Greenberg Traurig LLP (included in Exhibit 5.2)
24.1*	Power of Attorney (Included on signature page)
101.INS**	Inline XBRL Instance Document
101.SCH**	Inline XBRL Taxonomy Extension Schema Document
101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	Inline XBRL Taxonomy Definition Linkbase Document
101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document
107*	Filing Fee Table

#	Indicates management contract or compensatory plan or arrangement.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
+	Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause competitive harm to the Company if publicly disclosed. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.
*	Previously filed.
**	Filed herewith.
&	To be filed by amendment.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

i. If the Registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on July 22, 2024.

Holdco Nuvo Group D.G Ltd.

By:	/s/ Robert Powell
Name:	Robert Powell
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ Robert Powell	Chief Executive Officer and Director
Robert Powell	(Principal Executive Officer)

/s/ Douglas Blankenship	Chief Financial Officer
Douglas Blankenship	(Principal Financial and Accounting Officer)

*	Director
Gerald Ostrov

*	Director
Laurence Klein

*	Director
Christina Spade

*	Director
Adriana Machado

*By:	/s/ Douglas Blankenship
Name:	Douglas Blankenship
Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative in the United States of Holdco Nuvo Group D.G Ltd., has signed this registration statement in the United States, on July 22, 2024.

NUVO GROUP USA, INC., a Delaware corporation
(Authorized U.S. Representative)

By:	/s/ Robert Powell
Name:	Robert Powell
Title:	Authorized Signatory